Exhibit 5.1

300 North LaSalle

Chicago, Illinois 60654

312 862-2000 www.kirkland.com	Facsimile: 312 862-2200

March 9, 2011

Chemtura Corporation

199 Benson Road

Middlebury, CT 06749

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to Chemtura Corporation, a Delaware corporation (the “Issuer”) and the guarantors set forth on Exhibit A hereto (the “Guarantors” and, together with the Issuer, the “Registrants”). In this opinion letter, Weber City Road LLC, a Louisiana limited liability company, is also referred to as the “Louisiana Registrant.” This opinion letter is being delivered in connection with the proposed registration by the Issuer of up to $455,000,000 in aggregate principal amount of the Issuer’s 7.875% Senior Notes due 2018 (the “Exchange Notes”) pursuant to a Registration Statement on Form S-4, filed with the Securities and Exchange Commission (the “Commission”) on or about March 9, 2011, under the Securities Act of 1933, as amended (the “Act”). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.”

The obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantors (the “Guarantees”). The Exchange Notes and the Guarantees are to be issued pursuant to the Indenture (the “Indenture”), dated as of August 27, 2010, by and among the Issuer and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by Supplemental Indenture No. 1, dated as of November 10, 2010, among the Issuer, the Guarantors and the Trustee. The Exchange Notes and the Guarantees are to be issued in exchange for and in replacement of the Issuer’s outstanding 7.875% Senior Notes due 2018 (the “Old Notes”) and the related guarantees, of which we understand $455,000,000 in aggregate principal amount is outstanding.

In connection with issuing this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) resolutions of the Registrants with respect to the issuance of the Exchange Notes and the Guarantees, (ii) the Indenture, (iii) the Registration Statement and (iv) the Registration Rights Agreement, dated as of August 27, 2010, by and among the Issuer, certain subsidiaries of the Issuer and Citigroup Global Markets Inc., Banc of America Securities LLC, Barclays Capital Inc., Wells Fargo Securities, LLC and Goldman, Sachs & Co., as initial purchasers.

Chemtura Corporation

March 9, 2011

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto (other than the Registrants) and the due authorization, execution and delivery of all documents by the parties thereto (other than the Registrants). We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Registrants and others.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) or (iii) other commonly recognized statutory and judicial constraints on enforceability including statutes of limitations. In addition, we do not express any opinion as to the enforceability of any rights to contribution or indemnification which may be violative of public policy underlying any law, rule or regulation (including federal or state securities laws, rules or regulations) or the enforceability of Section 10.02 of the Indenture (the so-called “fraudulent conveyance or fraudulent transfer savings clause”) (and any similar provision in any other document or agreement) to the extent such provisions purport to limit the amount of the obligations of any party or the right to contribution of any other party with respect to such obligations.

Based upon and subject to the assumptions, qualifications, exclusions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended and (iii) the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture, and duly delivered to the holders thereof in exchange for the Old Notes, the Exchange Notes will be binding obligations of the Issuer and the Guarantees will be binding obligations of the Guarantors.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York, the General Corporation Law of the State of Delaware or the Limited Liability Company Act of the State of Delaware (including the statutory provisions,

Chemtura Corporation

March 9, 2011

all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing), and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. For purposes of our opinion that the Exchange Notes will be binding obligations of the Issuer and the Guarantees will be binding obligations of the Guarantors, we have, without conducting any research or investigation with respect thereto, relied on the opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P. with respect to the Louisiana Registrant, that such Exchange Notes and Guarantees have been duly authorized, executed and delivered, are enforceable in accordance with their terms, and for certain other matters under the laws of the State of Louisiana. We have made no investigation of, and do not express or imply an opinion on, the laws of the State of Louisiana. This letter is not intended to guarantee the outcome of any legal dispute which may arise in the future. We are not qualified to practice law in the State of Delaware and our opinions herein regarding Delaware law are limited solely to our review of provisions of the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing) which we consider normally applicable to transactions of this type, without our having made any special investigation as to the applicability of another statute, law, rule or regulation. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the States of New York or Delaware be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

Sincerely,

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP

EXHIBIT A

Guarantors

Name of Guarantor	Jurisdiction of Formation

BioLab Franchise Company, LLC	Delaware

Bio-Lab, Inc.	Delaware

Crompton Colors Incorporated	Delaware

Crompton Holding Corporation	Delaware

GLCC Laurel, LLC	Delaware

Great Lakes Chemical Corporation	Delaware

Great Lakes Chemical Global, Inc.	Delaware

HomeCare Labs, Inc.	Delaware

Laurel Industries Holdings, Inc.	Delaware

Recreational Water Products, Inc.	Delaware

Weber City Road LLC	Louisiana